UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
 of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 20, 2025

Elevation Oncology, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40523	84-1771427
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 Federal Street, Suite 1900 Boston, Massachusetts		02110
(Address of principal executive offices)		(Zip Code)

(716) 371-1125

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	ELEV	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company            ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☐

Item 2.05	Costs Associated with Exit or Disposal Activities

On March 20, 2025, Elevation Oncology, Inc. (the “Company”) announced that it has elected to discontinue development of EO-3021, a Claudin 18.2 antibody-drug conjugate (“ADC”). The Company also announced that it will continue to advance EO-1022, a HER3 ADC, and, in parallel, is initiating a process to evaluate strategic options to maximize shareholder value.

The decision to discontinue clinical development of EO-3021 was based on data from the dose escalation and expansion stages of the Company’s Phase 1 trial, in which treatment with EO-3021 as a monotherapy demonstrated an objective response rate of 22.2% (1 confirmed complete response and 7 confirmed partial responses) and a disease control rate of 72.2% among 36 evaluable patients with gastric or gastroesophageal cancer and Claudin 18.2 in ≥20% of tumor cells at IHC 2+/3+. In the safety analysis of all enrolled patients (n=85), treatment with EO-3021 was observed to be generally well-tolerated, with an adverse event profile consistent with previously reported data, including minimal hematological toxicity and hepatotoxicity, and no peripheral neuropathy/hypoesthesia.

As part of the Company’s restructuring, the Company is implementing a workforce reduction of approximately 70%. Based on its current operating plans, the Company now expects that its cash, cash equivalents, and marketable securities of $93.2 million as of December 31, 2024, will be sufficient to fund its operations into the second half of 2026.

The total cash payments and costs related to this reduction in force are estimated to be approximately $3 million, with a significant majority of these amounts expected to be paid through the end of June 2025. These estimates are subject to a number of assumptions and actual results may differ. The Company may also incur additional costs not currently contemplated due to events that may occur as a result of, or that are associated with, the corporate restructuring.

A copy of the press release announcing the corporate restructuring is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 20, 2025, the Company and Valerie M. Jansen, Chief Medical Officer of the Company, agreed that Dr. Jansen would step down as Chief Medical Officer effective March 31, 2025 (the “Separation Date”). Dr. Jansen will be entitled to severance benefits in connection with a termination without cause pursuant to the Change in Control and Severance Agreement between the Company and Dr. Jansen. The Company expects that Dr. Jansen will continue to assist the Company as a consultant after the Separation Date in order to support the transition of her responsibilities. This mutual agreement was not the result of any disagreement with the Company on any matter relating to its operations, policies or practices.

Forward-Looking Statements

This current report contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, anticipated preclinical and clinical development activities, expected workforce changes, the Company’s corporate restructuring, expected costs and costs associated with the corporate restructuring, the evaluation of strategic options and the Company’s expectations about its cash runway. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These forward-looking statements may be accompanied by such words as “aim,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “might,” “plan,” “potential,” “possible,” “will,” “would,” and other words and terms of similar meaning. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, the Company cannot guarantee future events, results, actions, levels of activity, performance or achievements, and the timing and results of biotechnology development and potential regulatory approval is inherently uncertain. Further information on potential risk factors that could affect the Company’s business and financial results are detailed in its most recent Annual Report on Form 10-K for the quarter and full year ended December 31, 2024, filed with the Securities and Exchange Commission (the “SEC”), and its other reports as filed with the SEC. The Company undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release issued by Elevation Oncology, Inc. dated March 20, 2025.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Elevation Oncology, Inc.

Date: March 20, 2025	By:	/s/ Tammy Furlong
Tammy Furlong
Chief Financial Officer